UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2009

PRIVATEBANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	000-25887	36-3681151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
120 S. LaSalle Street Chicago, IL		60603 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  312-683-7100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

As previously disclosed, in March 2007, PrivateBancorp, Inc. (the “Company”) issued $115.0 million in aggregate principal amount of 3-5/8% Contingent Convertible Senior Notes Due 2027 (the “Notes”).  Pursuant to the terms of the Notes, each noteholder has the right to require the Company to repurchase all or a portion of its Notes on specified dates at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest (the “Put Right”).  The specified dates are: March 15, 2009, June 15, 2009, September 15, 2009, December 15, 2009, March 15, 2010, March 15, 2012, March 15, 2017, and March 15, 2022.  As discussed in our Form 10-K for the year ended December 31, 2008, based on the coupon rate of the Notes relative to current market interest rates for long-term bonds and the inquiries some noteholders had made to the Company expressing their interest in redeeming their Notes for cash, we expected many, if not all, of the noteholders to exercise their Put Right on March 15, 2009 and require the Company to repurchase their Notes.

On March 16, 2009, the Company repurchased $112.2 million aggregate principal amount of the Notes pursuant to the exercise by certain noteholders of the March 15, 2009 Put Right.  The purchase price for the Notes equaled 100% of the principal amount of the Notes, plus any accrued and unpaid interest to but not including the repurchase date.  The purchase price was paid in cash and funded with cash on-hand of $112.2 million.

Following the repurchase, $2.8 million aggregate principal amount of Notes remain outstanding.  Under the terms of the indenture governing the Notes, the Company may redeem at its option all or a portion of outstanding Notes for cash on or after March 20, 2009 at a redemption price equal to 100% of the principal amount of Notes, plus accrued and unpaid interest through but not including the redemption date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATEBANCORP, INC.

Date: March 23, 2009	By:	/s/Christopher J. Zinski
Name: Christopher J. Zinski
Title: General Counsel